                                                                                                                                 Exhibit 10.35

December 12, 2003 - Revised December 24, 2003

Michael W. Lamach
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Dear Mike,

I am pleased to offer you the position of Senior Vice President and Sector President reporting to me, with responsibility for the leadership of Ingersoll-Rand's Security & Safety business located in Indianapolis, Indiana. You will be presented to the Board of Directors at the February 4, 2004, board meeting for election as a Senior Vice President and Officer of Ingersoll-Rand Company Limited to take effect on the date of your election.

The following is the outline of our offer:

      1.    Your starting base salary will be at an annual rate of $450,000 (four hundred fifty thousand U.S.
             dollars) paid monthly.

      2.    You will be eligible for an annual incentive opportunity targeted at 90% of salary depending upon your performance and the performance of Ingersoll-Rand Company Limited. For performance year 2004, provided you begin employment by March 31, 2004, the Company will calculate your annual incentive as if you had worked the entire year.

      3.   You will be recommended for a sign-on award of 50,000 (fifty thousand) non-qualified stock options.
            This award is subject to approval by the Compensation Committee of the Board of Directors (the
            "Committee") and to the terms and conditions of awards made under our Incentive Stock Plan.  Your award recommendation will be considered by the Committee at its February 4, 2004, meeting. These options will be priced at the Fair Market Value of Ingersoll-Rand stock (using the definition in the
            Incentive Stock Plan of the average of the high and low price of Ingersoll-Rand stock on the New
            York Stock Exchange on the day of the full Board of Directors' meeting, provided you have already begun employment.  If not, the same option pricing process will be applied on your first day of employment following the February 4th meeting).  Stock option awards vest over a three-year period, one third eachyear.

            In future years, starting February 2005, you will be eligible to receive stock option awards under the
            Plan as administered by the Committee. Currently, your annual target stock option award level is
            45,000 option shares. Annual stock option awards are contingent on, and variable with, the Company's financial performance and your performance.

      4.  Additionally, you will be recommended for a sign-on award of 9,000 IR performance shares. These shares will be contributed to the Company's Executive Deferred Compensation Plan (EDCP) and
           invested in the IR stock fund; the value will fluctuate with the value of IR's share price and dividends.

          These performance shares will become vested according to the following schedule:

                        2,500 First anniversary of employment date.
                        2,500 Second anniversary of employment date.
                        4,000 Third anniversary of employment date.
                        9,000

          Distribution of these performance shares will occur according to the rules of the EDCP, i.e., currently no sooner than the February following the vesting date.  The EDCP currently allows participants to defer "in service" distributions with one year's advance notice, and this provision will be made available to you under the rules in effect at the time of distribution.

  5.    You will be recommended as a participant in the IR Performance Share Program for an award of 6,000 performance shares for performance year 2004. Awards under the IR Performance Share Program are both contingent on, and variable with, achievement of specific objectives. The objectives are established each year by the Chairman and Board of Directors, and include several strategic objectives aimed at improving organizational effectiveness and several financial performance metrics, which in 2003 were
         E.P.S., Cash Flow and R.O.I.C. These awards, if earned, are distributed each year in February (i.e.,
         February 2005 for performance year 2004) following the Board's approval.

   6.   You will be eligible for the complete program of employee benefits offered to all Ingersoll-Rand salaried
         employees in accordance with the terms and conditions of those plans.   Please note that your medical
         and life insurance coverage with Ingersoll-Rand will commence on the first day of the month following employment.  A summary of Ingersoll-Rand's key benefits is enclosed. Further, as an Officer of the
         Company, you have been nominated and approved for participation in the company's Elected Officer
         Supplemental (Pension) Program, under the terms and conditions of that plan, with the exception that you will be credited with 17 years service offset by all of your retirement benefits earned at JCI.  A brief summary of that plan is enclosed.

    7.  You will be recommended for the standard officer's change of control agreement.

    8.  You will be entitled to paid vacation in accordance with company policy, which in your case is four weeks per calendar year.

    9.  You will be eligible for the company's Relocation Program.

  10.  You will be provided a company automobile in accordance with our company car policy, which in your case provides an executive automobile with a purchase value of up to $60,000. A portion of the benefit will be imputed to your statement of gross income for tax purposes.

  11.  You will be eligible for the company's Executive Health Program, a copy of which is enclosed.

 12.  You will be eligible for the company's tax, estate and financial planning services offered through AYCO.
         A portion of the service will be imputed to your statement of gross income for tax purposes.

  13.   In the unlikely event of your involuntary termination from Ingersoll-Rand within the five years from your date of hire for other than gross cause, as consideration for your release of whatever claims might be made, you will receive severance of eighteen month's base salary plus whatever Annual Incentive
         Matrix (AIM) award is earned at the conclusion of the year of separation.

  14.  This offer is conditional upon satisfactorily passing a drug test and fulfilling the requirements of the
         Immigration Reform and Control Act of 1986.

Mike, we all believe that you can make a significant contribution in this new role and would very much like to have you on our executive team.  I am confident that you have the potential for significant advancement in the Company, and I look forward to establishing a development plan and regular mentoring sessions with you to facilitate our aspirations for your career at Ingersoll Rand.

In the meantime, please contact Sharon Elliott (201 573-3563), or myself, if you have any questions.

Sincerely,

Herbert L. Henkel
Chairman, President and Chief Executive Officer

cc:        R. C. Butler - Executive Director Compensation and Benefits

Attachments:  Elected Officer Supplemental (Pension) Program
                      Ingersoll-Rand's Key Benefits Summary
                      Executive Health Program Summary

Offer Accepted By:

  /s/ Michael Lamach                                                      Date:  __________________________
Michael Lamach